Exhibit 99.1

65 West Watkins Mill Road
Gaithersburg, MD 20878
tel: 240-632-0740
fax: 240-632-0735
www.genvec.com

FOR IMMEDIATE RELEASE

Retail Investor and Media Contact:	Institutional Investor Contact:
GenVec, Inc.	S.A. Noonan Communications
Douglas J. Swirsky	Susan A. Noonan
(240) 632-5510	(212) 966-3650
dswirsky@genvec.com	susan@sanoonan.com

GENVEC ANNOUNCES REDUCTION IN WORKFORCE

GAITHERSBURG, MD –– September 25, 2012 –– GenVec, Inc. (Nasdaq: GNVC) announced today that it is lowering its operating costs to conserve capital including eliminating 23 positions, or approximately 30% of its workforce.

“While it is a difficult decision to eliminate positions in our talented and dedicated workforce, this move is necessary to ensure that our costs are more closely aligned with our resources and business strategy,” said Cynthia Collins, GenVec’s President and Chief Executive Officer. “Expenses are being reduced in virtually all areas, but we have focused on limiting the impact on our collaboration with Novartis to develop treatments for hearing loss and balance disorders. We continue to believe that this important program has the potential to be extremely valuable to our shareholders.”

GenVec ended the second quarter of 2012 with approximately $20.9 million in cash, cash equivalents, and short term investments. Approximately $0.66 million of expenses are expected to be incurred in the third quarter of 2012 due to the costs of reducing GenVec’s workforce. “In response to reduced revenue expectations for 2013, these cost reductions will allow us to fund our operations through the third quarter of 2014 exclusive of milestones we are eligible to receive under our collaboration with Novartis,” said Douglas Swirsky, GenVec’s Senior Vice President and Chief Financial Officer. “GenVec remains focused on advancing its technology and product opportunities through collaborations.”

About GenVec

GenVec is a biopharmaceutical company using differentiated, proprietary technologies to create superior therapeutics and vaccines. A key component of our strategy is to develop and commercialize our product candidates through collaborations. GenVec is working with leading companies and organizations such as Novartis, Merial, and the U.S. Government to support a portfolio of product programs that address the prevention and treatment of a number of significant human and animal health concerns. GenVec’s development programs address therapeutic areas such as hearing loss and balance disorders; as well as vaccines against infectious diseases including respiratory syncytial virus (RSV), herpes simplex virus (HSV), dengue fever, malaria, and human immunodeficiency virus (HIV). In the area of animal health we are developing vaccines against foot-and-mouth disease (FMD). Additional information about GenVec is available at www.genvec.com and in the Company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding funding, grants, collaborations, revenues, cash burn rates, the development of products and the success of the Company’s collaborations, including with Novartis and Merial, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by GenVec to secure and maintain relationships with collaborators; risks relating to the early stage of GenVec’s product candidates under development; uncertainties relating to research and development activities; risks relating to the commercialization, if any, of GenVec’s proposed product candidates; dependence on the efforts of collaborators and third parties; dependence on intellectual property; currently unanticipated expenses, and risks that we may lack the financial resources and access to capital to fund our operations. Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

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